UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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MAC-GRAY CORPORATION
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FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Corporation Announces First-Quarter 2011 Financial Results

Company Achieves Revenue Growth and Increased Profitability; Confirms 2011 Guidance

WALTHAM, MA, May 4, 2011 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced its financial results for the quarter ended March 31, 2011.

Mac-Gray reported first-quarter revenue from continuing operations of $82.3 million, compared with $81.5 million in the first quarter of 2010.  Net income from continuing operations for the first quarter of 2011 was $2.1 million, or $0.14 per diluted share, compared with net income from continuing operations of $1.5 million, or $0.11 per diluted share, for the first quarter of 2010.  First-quarter 2011 net income from continuing operations includes a loss of $365,000 related to interest rate derivative instruments and $25,000 in incremental proxy-related costs.  First-quarter 2010 net income from continuing operations includes a loss of $242,000 related to interest rate derivative instruments and $97,000 in incremental proxy-related costs.  Excluding these items from both periods, adjusted net income from continuing operations for the first quarter of 2011 was $2.3 million, or $0.16 per diluted share, compared with adjusted net income from continuing operations of $1.7 million, or $0.12 per diluted share, for the same period of 2010.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income from continuing operations, as reported, to net income from continuing operations, as adjusted.

For the first quarter of 2011, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) from continuing operations was $18.1 million, compared with $18.3 million in the year-earlier quarter.  EBITDA from continuing operations, excluding losses relating to interest rate derivative instruments and incremental proxy-related costs, was $18.5 million for the first quarter of 2011, compared with $18.6 million in the year-earlier quarter.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income from continuing operations to EBITDA from continuing operations and EBITDA from continuing operations, as adjusted.

Comments on the First Quarter

“We achieved year-over-year growth for the second consecutive quarter, following six quarters of recession-related decline,” said Stewart G. MacDonald, Mac-Gray’s chief executive officer.  “Our financial performance validates our strategy of allocating more capital resources toward generating profitable growth.  During the past two quarters, we made the decision to increase our investments in sales and marketing and capital spending due to the multi-housing recovery underway in several markets. The national apartment vacancy rate improved in the first quarter from 6.6% to 6.2%, according to REIS (Real Estate Information Services) data.  It was the largest first-quarter improvement in apartment vacancies in more than a decade.”

“For the quarter, revenue in our core laundry facilities management business increased 1% overall and 2% on a ‘same location’ basis. This increase in same location revenue resulted from a combination of higher equipment usage and vend price management. As a result of the improving apartment occupancy picture, we are reinvesting in our core business with renewed confidence.  Our capital expenditures in the quarter mirrored the fourth quarter as we more than doubled our year-over-year spending — investing $8.3 million compared with $3.2 million in the first quarter of 2010.  As usual, the bulk of this spending was targeted at contract renewals, primarily in regions that are the most attractive or where the market dynamics have demonstrated the greatest levels of improvement.”

“Our business model continues to generate strong cash flow.  In the first quarter, our net cash flow provided by operating activities was $9.5 million, compared with $9.3 million in the same period a year ago.  Our steady and predictable cash flow was used in the first quarter primarily to fund the increase in capital expenditures and pay down funded debt by $1.4 million. Based on our financial outlook, the Board elected to increase the company’s quarterly dividend by 10%, effective with the April 1st payment.”

Outlook

“For the remainder of 2011, we will continue to balance the application of the Company’s capital between opportunities for growth and debt reduction.  While certain individual markets are still facing challenges, the overall recovery in the multi-housing market appears to have taken hold.  REIS is predicting that national average vacancy rates will continue to decline throughout the remainder of 2011.  As a result, we will continue to place a greater emphasis on organic growth opportunities.”

“Our competitive advantage in the marketplace has been further enhanced by the recent launch of Change Point® — our newest payment and monitoring system, which is unmatched in the industry.  The early response to the product has been very encouraging, and we continue to expect Change Point® to be a positive contributor for us in the second half of the year,” MacDonald concluded.

Based on current market conditions, the Company reiterated its outlook for 2011 including:  revenue in the range of $324 million to $328 million; and capital expenditures in the range of $33 million to $36 million, including laundry facilities management contract incentives.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to apartment occupancy rates. These estimates may be subject to fluctuations as a result of a number of factors and there can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chief executive officer, and Michael Shea, executive vice president and chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, and provide a business and financial outlook.  To hear a live broadcast of the call, visit the “Investor Relations” section of the Company’s website at www.macgray.com or dial (877) 407-5790 or (201) 689-8328.  If you are unable to listen to the live call, you can access a replay at www.macgray.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 86,000 laundry rooms located in 43 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations for 2011, including statements regarding its revenue, capital expenditures and Change Point technology.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, the Company’s ability to renew long-term customer contracts, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 under “Risk Factors” and in other reports subsequently filed with the Securities and Exchange Commission.

Important Information

In connection with the solicitation of proxies, on April 21, 2011, Mac-Gray Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2011 Annual Meeting. MAC-GRAY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY MAC-GRAY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov. The Company’s definitive proxy materials are also available for free from Mac-Gray Corporation at http://www.macgray.com/proxy, by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451, Attention: Secretary, Linda A. Serafini, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Mac-Gray Corporation and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray in connection with the Company’s 2011 Annual Meeting of Stockholders.  Information concerning the interests of participants in the solicitation of proxies is included in the definitive proxy statement filed by Mac-Gray with the SEC on April 21, 2011 in connection with its 2011 Annual Meeting of Stockholders.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2010	2011

Revenue from continuing operations	$81,503	$82,293
Cost of revenue:
Cost of facilities management revenue	52,415	52,796
Depreciation and amortization	11,151	11,031
Cost of products sold	2,552	2,577
Total cost of revenue	66,118	66,404

Gross margin	15,385	15,889

Operating expenses:
Selling, general and administration expenses	8,405	8,880
Gain on sale or disposal of assets, net	(35)	(92)
Incremental costs of proxy contests	97	25
Total operating expenses	8,467	8,813

Income from continuing operations	6,918	7,076

Interest expense, including the change in the fair value of non-hedged derivative instruments	4,127	3,598
Income from continuing operations before provision for income taxes	2,791	3,478
Provision for income taxes	1,319	1,412
Income from continuing operations, net	1,472	2,066
Income from discontinued operations, net	44	—
Loss from disposal of discontinued operations, net of taxes of $384	(294)	—
Net income	$1,222	$2,066
Earnings per share — basic - continuing operations	$0.11	$0.15
Earnings per share — diluted - continuing operations	$0.11	$0.14
Loss per share — basic - discontinued operations	$(0.02)	$—
Loss per share — diluted - discontinued operations	$(0.02)	$—
Earnings per share — basic	$0.09	$0.15
Earnings per share — diluted	$0.09	$0.14
Weighted average common shares outstanding - basic	13,677	14,090
Weighted average common shares outstanding — diluted	14,005	14,825

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	March 31,
	2010	2011
Assets
Current assets:
Cash and cash equivalents	$13,013	$13,358
Trade receivables, net of allowance for doubtful accounts	6,105	5,541
Inventory of finished goods, net	1,580	1,911
Prepaid expenses, facilities management rent and other current assets	10,879	10,281
Total current assets	31,577	31,091
Property, plant and equipment, net	128,068	128,083
Goodwill	58,608	58,499
Intangible assets, net	195,144	191,809
Prepaid expenses, facilities management rent and other assets	10,686	11,014
Total assets	$424,083	$420,496

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$4,511	$4,410
Trade accounts payable and accrued expenses	24,671	18,523
Accrued facilities management rent	21,084	21,612
Total current liabilities	50,266	44,545
Long-term debt and capital lease obligations	221,425	219,866
Deferred income taxes	41,823	42,377
Other liabilities	2,518	2,537
Total liabilities	316,032	309,325
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock ($.01 par value, 5 million shares authorized no shares issued or outstanding)	—	—
Common stock ($.01 par value, 30 million shares authorized, 14,026,919 issued and 14,026,743 outstanding at December 31, 2010, and 14,211,666 issued and outstanding at March 31, 2011)	140	142
Additional paid in capital	81,296	82,890
Accumulated other comprehensive loss	(1,563)	(1,309)
Retained earnings	28,180	29,448
	108,053	111,171
Less: common stock in treasury, at cost (176 shares at December 31, 2010)	(2)	—
Total stockholders’ equity	108,051	111,171
Total liabilities and stockholders’ equity	$424,083	$420,496

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income from Continuing Operations to

Adjusted Net Income from Continuing Operations

(In thousands, except  per share amounts)

	Three months ended
	March 31,
	2010	2011

Income from continuing operations, net, as reported	$1,472	$2,066
Loss from discontinued operations, including loss on disposal of discontinued operations net of taxes of $384	(250)	—
Net income, as reported	$1,222	$2,066

Income from continuing operations before provision for income taxes, as reported	$2,791	$3,478
Loss related to the change in the fair value of non-hedged derivative instruments (1)	242	365
Incremental costs of proxy contests (2)	97	25
Income from continuing operations before provision for income taxes, as adjusted	3,130	3,868
Provision for income taxes, as adjusted	1,480	1,570

Income from continuing operations, as adjusted	1,650	2,298
Income from discontinued operations	44	—
Loss from disposal of discontinued operations, net of taxes of $384	(294)	—
Net income, as adjusted	$1,400	$2,298

Diluted earnings per share from continuing operations, as adjusted	$0.12	$0.16
Diluted earnings per share, as adjusted	$0.10	$0.16

(1)          Represents the un-realized gain or loss on change in fair value of interest rate protection contracts, which do not qualify for hedge accounting treatment.

(2)          Represents additional costs incurred for legal advice and proxy solicitation in response to proxy contests relating to the Company’s 2010 and 2011 annual meetings.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes that the presentation of “Income from continuing operations as adjusted” is useful to investors to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income from continuing operations, which is adjusted to exclude certain gains and losses from the comparable GAAP net income from continuing operations is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes critical operating decisions based upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s true economic performance year over year.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income from Continuing Operations to Earnings

Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) from Continuing Operations and EBITDA from Continuing Operations, as adjusted

(In thousands)

	Three months ended
	March 31,
	2010	2011

Income from continuing operations, net	$1,472	$2,066

Interest expense	3,885	3,233
Provision for income taxes	1,319	1,412
Depreciation and amortization	11,576	11,421

EBITDA from continuing operations	18,252	18,132

Loss related to the change in the fair value of non-hedged derivative instruments (1)	242	365
Incremental costs of proxy contests (2)	97	25

EBITDA from continuing operations, as adjusted	$18,591	$18,522

(1)          Represents the un-realized gain or loss on change in fair value of interest rate protection contracts, which do not qualify for hedge accounting treatment.

(2)          Represents additional costs incurred for legal advice and proxy solicitation in response to proxy contests relating to the Company’s 2010 and 2011 annual meetings.

EBITDA from continuing operations is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA from continuing operations is EBITDA from continuing operations further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA from continuing operations and Adjusted EBITDA from continuing operations are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA from continuing operations and Adjusted EBITDA from continuing operations are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses EBITDA from continuing operations and Adjusted EBITDA from continuing operations as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA from continuing operations and Adjusted EBITDA from continuing operations exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business.  In addition, our measures of EBITDA from continuing operations and Adjusted EBITDA from continuing operations are different from those used in the covenants contained in our senior credit facilities and the indenture governing our 7 5/8% senior notes.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA from continuing operations and Adjusted EBITDA from continuing operations only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

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